Exhibit 15.1

[Letterhead of Ernst & Young LLP]

Independent Accountants’ Acknowledgment Letter

The Stockholders and Board of Directors
State Street Corporation

We are aware of the incorporation of reference in the Registration Statement on Form S-8 of State Street Corporation, pertaining to the State Street Corporation 1997 Equity Incentive Plan, of our reports dated April 17, 2000 and July 18, 2000 relating to the unaudited consolidated interim financial statements of State Street Corporation which are included in its Forms 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

/s/Ernst & Young LLP
Ernst & Young LLP

Boston, Massachusetts
September 22, 2000